Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Brian D. Keogh
425/453-9400

ESTERLINE TECHNOLOGIES ANNOUNCES PRICING OF

$175 MILLION PRIVATE PLACEMENT OF SENIOR NOTES

BELLEVUE, Wash., February 23, 2007—Esterline Technologies (NYSE/ESL www.esterline.com) today announced that it has priced a private placement of $175 million aggregate principal amount of 6 5/8% senior notes due 2017. Esterline anticipates using the net proceeds of this offering to finance a portion of the acquisition of CMC Electronics Holdings Inc. The issuance of the notes is not contingent upon the consummation of the acquisition of CMC. If the acquisition of CMC is not completed, Esterline expects to use the net proceeds from the offering to reduce outstanding indebtedness and for other general corporate purposes.

The notes were offered within the United States only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and to non-U.S. purchasers under Regulation S under the Securities Act. The notes being sold by Esterline have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Management will be available to answer questions relating to the note financing at the previously announced call to be held Monday, March 5, 2007 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time).

About Esterline and CMC:

Esterline is a leading world-wide supplier to the aerospace and defense industry specializing in three core areas: Avionics & Controls, Sensors & Systems, and Advanced Materials. CMC is a leading designer/ manufacturer of high-technology electronics products for aviation and global positioning markets.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission.